Exhibit 4.1

AMENDMENT TO WARRANT AGENT AGREEMENTS

 This Amendment to certain Warrant Agent Agreements (the “Agreements”) is made effective as of May 29, 2019, by and between Zion Oil & Gas, Inc., a Delaware corporation having its principal place of business at 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243 (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company with offices at 6201 15th Avenue, Brooklyn, NY 11219 (“AST”).

WHEREAS, the Company has implemented Agreements with AST as the Company’s Warrant Agent (the “Warrant Agent”), under a Warrant Agent Agreement dated August 1, 2014 for the Warrant ZNWAA, under a Warrant Agent Agreement dated February 2, 2015 for the Warrant ZNWAD, under a Warrant Agent Agreement dated November 1, 2016 for the Warrant ZNWAE, under a Warrant Agent Agreement dated May 22, 2017 for the Warrant ZNWAF, under a Warrant Agent Agreement dated February 1, 2018 for the Warrant ZNWAH, under a Warrant Agent Agreement dated April 2, 2018 for the Warrant ZNWAI, under a Warrant Agent Agreement dated August 21, 2018 for the Warrant ZNWAJ and under a Warrant Agent Agreement dated December 7, 2018 for the Warrant ZNWAK;

WHEREAS, the Warrant ZNWAA has an expiration date of January 31, 2020, the Warrant ZNWAD has an expiration date of May 2, 2020, the Warrant ZNWAE has an expiration date of May 1, 2020, the Warrant ZNWAF has an expiration date of August 14, 2020, the Warrant ZNWAH has an expiration date of April 19, 2020, the Warrant ZNWAI has an expiration date of June 29, 2020, the Warrant ZNWAJ has an expiration date of October 29, 2020 and the Warrant ZNWAK has an expiration date of February 25, 2020.

WHEREAS, pursuant to Section 3.2 of the Warrant Agent Agreements, the Company in its sole discretion hereby extends the duration of the above Warrants by delaying the Expiration Dates and such extension shall be identical in duration among all of the Warrants and, further, the Company may extend the duration of the Exercise Periods in accordance with Section 3.2 without registered holder consent.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

3.2 Duration of Warrants.

Added last paragraph for each Warrant Agent Agreement:

The Company is extending the duration of the Warrant ZNWAA by one (1) year from the expiration date of January 31, 2020 to January 31, 2021.

The Company is extending the duration of the Warrant ZNWAD by one (1) year from the expiration date of May 2, 2020 to May 2, 2021.

The Company is extending the duration of the Warrant ZNWAE by one (1) year from the expiration date of May 1, 2020 to May 1, 2021.

The Company is extending the duration of the Warrant ZNWAF by one (1) year from the expiration date of August 14, 2020 to August 14, 2021.

The Company is extending the duration of the Warrant ZNWAH by one (1) year from the expiration date of April 19, 2020 to April 19, 2021.

The Company is extending the duration of the Warrant ZNWAI by one (1) year from the expiration date of June 29, 2020 to June 29, 2021.

The Company is extending the duration of the Warrant ZNWAJ by one (1) year from the expiration date of October 29, 2020 to October 29, 2021.

The Company is extending the duration of the Warrant ZNWAK by one (1) year from the expiration date of February 25, 2020 to February 25, 2021.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto effective as of the day and year first above written.

ZION OIL & GAS, INC.

By:	/s/ Martin M. van Brauman

Name: Martin M. van Brauman
Title: Corporate Secretary, Treasurer, SVP, Director
Date: May 29, 2019
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli

Name: Michael A. Nespoli
Title: Executive Director

Date: May 29, 2019